Exhibit 99.2

September 19, 2025

Board of Directors

Hanesbrands Inc.

101 North Cherry Street

Winston-Salem, North Carolina 27101

Re:	Initially Filed Registration Statement on Form F-4 of Gildan Activewear Inc. (File No. 333- ), filed September 19, 2025 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated August 13, 2025 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Gildan Activewear Inc. (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share, of Hanesbrands Inc. (the “Company”) of the Merger Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of August 13, 2025, by and among Parent, Galaxy Merger Sub 2, Inc., a direct wholly owned subsidiary of Parent (“Second Parent Merger Sub”), Galaxy Merger Sub 1, Inc., a direct wholly owned subsidiary of Second Parent Merger Sub, Helios Holdco, Inc., a direct wholly owned subsidiary of the Company (“Company Holdco”), Helios Merger Sub, Inc., a direct wholly owned subsidiary of Company Holdco, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of Hanesbrands’ Financial Advisor,” “Risk Factors—Risks Related to the Transactions,” “The Merger Proposal—Background of the Transactions,” “The Merger Proposal—Recommendation of the Hanesbrands Board; Hanesbrands’ Reasons for the Transactions,” “The Merger Proposal—Opinion of Hanesbrands’ Financial Advisor” and “The Merger Proposal—Certain Unaudited Prospective Financial Information” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to, for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)